Exhibit C: Code of Ethics of Caritas Capital, LLC.

A.	Introduction

Advisers Act Rule 204A-1 (effective August 31, 2004) requires registered investment advisers to maintain and enforce a written code of ethics that satisfies the requirements of the rule. This Exhibit C to the Company’s Compliance Manual is the Company’s Code of Ethics.

B.	Regulatory Requirements for a Code of Ethics

Rule 204A-1 requires that an adviser’s code of ethics include, at a minimum:

i)	a standard of business conduct that is required of the adviser's supervised persons;

ii)	provisions requiring supervised persons to comply with applicable federal securities laws;

iii)	provisions that require all "Access Persons" to report (and compliance personnel to review) their personal securities transactions and holdings periodically;

iv)

provisions requiring supervised persons to report any violations of the code of ethics promptly to the adviser's Chief Compliance Officer (and other persons, if any, designated in the code of ethics); and

v)

provisions requiring that all supervised persons be provided a copy of the code of ethics and any amendments, and requiring supervised persons to provide the adviser with a written acknowledgment of their receipt of the code and any amendments.

The term "Access Person" is defined in the rule. With regard to the Company, the term means: (1) all directors and officers of the Company, and (2) any employee of the Company who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

Rule 204A-1 also describes detailed regulatory requirements for the contents and timing of holdings reports and transaction reports, as well as other requirements for an adviser's code of ethics. These details are summarized in this Code of Ethics, along with other related policies of the Company.

C.	Standard of Conduct

It is the policy of the Company that:

i.	Each employee of the Company shall conduct himself with integrity and dignity and act in an ethical manner in dealings with the public, clients, his employer and his fellow employees;

ii.

Each investment professional employed by the Company shall conduct himself and shall encourage others to practice financial analysis in a professional and ethical manner that will reflect credit on himself and his profession;

iii.	Each investment professional employed by the Company shall act with competence and shall strive to maintain and improve his competence and that of others in the profession;

iv.	Each investment professional employed by the Company shall use proper care and exercise independent professional judgment; and

v.

Personal investment activities by employees of the Company must be consistent with the general fiduciary principles that apply to the Company as an investment manager for its clients, including: (1) the duty at all times to place the interests of the Company’s clients first; (2) the requirement that all personal securities transactions be conducted consistent with this Code of Ethics and in a manner that avoids actual or potential conflicts of interest or abuses of an individual’s position of trust and responsibility; and (3) the fundamental standard that Company employees should not take inappropriate advantage of their positions.

D.	Compliance With Law

The Company requires that all officers and employees comply with the letter and spirit of the Advisors Act, all rules and regulations promulgated under the Advisors Act, other federal securities laws, rule and regulations, and the laws, rules and regulations of any applicable state or foreign jurisdiction. The Company may take disciplinary action against an officer or employee on account of a violation of law, regardless of whether or not a governmental authority acts upon it.

Employees are required to report any violation of the Company’s Code of Ethics to the Company’s Chief Compliance Officer promptly. An employee should report a matter to the Chief Compliance Officer any time it involves a violation of the Code of Ethics, regardless of whether it also constitutes a violation of law.

E.	Insider Trading

An employee who trades securities while in possession of material, non-public information, or improperly communicating that information to others, may face severe penalties. The Company may impose disciplinary actions that may include termination of employment. In addition, criminal sanctions by regulatory authorities may include fines, imprisonment, banishment from the securities industry, among other sanctions.

Employees may not trade, either personally or on behalf of others (such as client accounts managed by the Company), while in possession of material, non-public information. Employees may not communicate material, non-public information to others outside of the Company.

Information is “material” if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decision with respect to the subject entity. Generally, this includes any information the disclosure of which will have a substantial effect on the price of the company’s securities. “Non-public information” is information that is not generally available to the investing public. Information is “public” when it has been disseminated broadly to investors in the marketplace. If an employee is uncertain as to whether certain information is material or non-public, he or she should consult with the Chief Compliance Officer or the President of the Company.

F.	Personal Transactions

All Access Persons, as defined in the Compliance Manual of the Company, must comply with the following requirements or be subject to disciplinary action by the Company including possible termination:

I.

Employees are not permitted to “frontrun” any transaction (either buy or sell) that is made, planned, or under consideration for any client or fund managed by the Company. If it is discovered that an employee has “frontrun” any transaction, then those transactions will be busted and any gains will be forfeited. The employee may also be subject to disciplinary action by the Company.

II.

Employees are not permitted to engage in a transaction that runs counter to the position of a fund managed by the Company. For instance, if a fund managed by the Company owns a specific stock, then employees are not permitted to sell that specific stock in their personal accounts. In rare instances, the Chief Compliance Officer or President may grant an exception to this policy if it is deemed the employee is facing a personal hardship or other such reason that requires a transaction that runs counter to the position of a fund managed by the Company.

III.

Employees are permitted to buy or sell positions in their personal accounts once there is confirmation that the purchase or sale of such position has been completed by any client or fund managed by the Company.

G.	Employee Reports of Securities Holdings
1.	Content of Holdings Reports

The Company requires all officers and employees to submit securities holdings reports that include, at a minimum:

I.

The title and type of security, and (if applicable) the exchange ticker symbol or CUSIP number, the number of shares, and the principal amount of each reportable security in which the reporting person has any direct or indirect beneficial ownership;

II.	The name of any broker, dealer, or bank with which the reporting person maintains an account in which any securities are held for his or her direct or indirect benefit; and

III.	The date the person submits the report.

The Chief Compliance Officer may exempt an employee from filing holdings reports and transaction reports if the employee (i) is not a director or officer of the Company, (ii) is not involved in making securities recommendations to clients, and (iii) does not have access to nonpublic securities recommendations to clients. Under current circumstances, all officers and employees of the Company are required to file the reports.

2.	Timing of Holdings Reports

The Company requires that all officers and employees file securities holdings reports:

I.	No later than 10 days after the person becomes an Access Person, with information that is current as of a date no more than 45 days prior to the date the person becomes an Access Person;

II.	At least once each succeeding calendar quarter, no later than the last business day of the month following the end of a calendar quarter.

H.	Employee Reports of Securities Transactions
1.	Content of Transaction Reports

As required by Advisers Act Rule 204A-1, the Company requires all officers and employees to submit quarterly securities transaction reports to the adviser's Chief Compliance Officer. The transaction report must include, at a minimum, the following information about each transaction involving a reportable security in which the reporting person had, or as a result of the transaction acquired, any direct or indirect ownership:

I.	The date of the transaction, the title of the security, and (as applicable) the exchange ticker symbol or CUSIP number, interest rate and maturity, number of shares, and principal amount;

II.	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

III.	The price at which the transaction was effected;

IV.	The name of the broker, dealer or bank with or through which the transaction was effected; and

V.	The date the reporting person submits the report.
2.	Timing of Transaction Reports

All officers and employees of the Company must submit a transaction report to the Chief Compliance Officer no later than 30 days after the end of each calendar quarter. The report must cover, at a minimum, all transactions during the quarter.

3.	Exceptions to Reporting Requirements

The Company does not require officers or employees to report the following:

I.

Securities held in accounts over which the reporting person had no direct or indirect influence or control (e.g., securities held in a trust over which the reporting person does not hold direct or indirect investment management power);

II.	Transaction reports regarding transactions effected pursuant to an automatic investment plan;

III.

Any transaction if the report would duplicate information contained in broker trade confirmations or account statements that the adviser holds in its records, so long as the adviser receives all confirmations or statements no later than 30 days after the end of the calendar quarter.

4.	Preapproval of Transactions

As required by Rule 204A-1, the Company requires officers and employees to obtain the approval of the Chief Compliance Officer before directly or indirectly acquiring beneficial ownership in any security in an initial public offering or in a limited offering.

5.	Disciplinary Procedures

The Chief Compliance Officer is to review all reports and all failures to file reports required by this Code of Ethics. He is also to review any failure to obtain preclearance of a transaction where preclearance is required. Upon a first occurrence of a reporting violation, the Chief Compliance Officer is to give a verbal warning to the individual who has not complied with Company policy. He is to make a written record of any such verbal warning, to be maintained in the compliance records of the Company.

Upon a second reporting violation within any 24 month period, the Chief Compliance Officer is to issue a written warning to the noncomplying individual, with a copy to the President of the Company.

Subsequent reporting violations can lead to further disciplinary action by the Company, including monetary sanctions payable to the Fund to benefit Fund shareholders from personal funds of the violator in an amount to be determined in the discretion of the Chief Compliance Officer. The Chief Compliance Officer may also recommend disciplinary action against an employee, up to and including possible termination of employment, if a personal investment transaction involves a breach of fiduciary duty to a client.

The Company will provide each officer and employee with a copy of this Code of Ethics, either as part of the Company Compliance Manual, or separately. The Company requires each officer and employee to provide the Compliance Officer with a written acknowledgment of his or her receipt of these items.

I.	Preapproval of IPO Investments and Private Placements

An opportunity for investment professionals to participate in a "hot issue" or other attractive IPO might not be viewed as a random event. Such an opportunity might later create the impression that future investment decisions for the Company's clients were not pursued solely on the basis of the interests of clients.

Rule 204A-1 requires that company personnel must obtain the preapproval of the Chief Compliance Officer or the President of the Company before investing in an initial public offering or a limited offering. Neither of these officers may approve his own transaction.

When deciding whether to approve personal investments of these kinds by Company personnel, an important factor that the Company will consider is whether the investment opportunity should be reserved for clients of the Company. Company personnel who have been authorized to acquire securities in an initial public offering or in a private placement must disclose that investment to other investment officers at the Company whenever they play a part in any later consideration by the Company of an investment in the issuer.In such circumstances, the Company's decision to purchase securities of the issuer will be subject to an independent review by investment personnel with no personal interest in the issuer.

J.	Investment Opportunities, Perquisites and Gifts

Company personnel should not accept unusual personal investment opportunities, perquisites or gifts of more than de minimis value from persons seeking business with the Company. Such actions help to avoid situations that might call into question the exercise of fully independent judgment in the interests of investors. (For this purpose, perquisites or gifts of less than $100 in value will be considered de minimis.)

K.	Privacy and Protection of Confidential Information

1. Privacy of Personal Information

The Company will acquire and retain only personal information that is required for the effective operation of the business of the Company or that is required by law in the jurisdictions in which the Company operates. Access to such information will be restricted internally to those with a legitimate need to know. Employee communications transmitted by the Company’s systems are not considered private.

2. Confidentiality of Company Information

Information generated by the Company is a valuable company asset. Protecting this information plays a vital role in the Company’s growth and ability to compete. Such information includes among other things, technical information such as computer programs and databases, business information such as the Company’s objectives and strategies, trade secrets, processes, analysis, charts, drawings, reports, sales, earnings, forecasts, relationships with clients, marketing strategies, training materials, employee compensation and records, and other information of a similar nature. Employees must maintain the confidentiality of the Company’s proprietary and confidential information and must not use or disclose such information without the express consent of an officer of the Company or when legally mandated. Adhering to this principle is a condition of continued service or employment.

3. Confidentiality of Investor Information

As a registered investment adviser, the Company and Employees have particular responsibilities for safeguarding our investors’ information and the proprietary information of the Company.  Employees should be mindful of this obligation when using the telephone, fax, telex, electronic mail, and other electronic means of storing and transmitting information. Employees should not discuss confidential information in public areas, read confidential documents in public places, or leave or discard confidential documents where they can be retrieved by others.

Information concerning the identity of investors and their transactions and accounts is confidential.  Such information may not be disclosed to persons within the Company except as they may need to know it in order to fulfill their responsibilities to the Company.  Employees may not disclose such information to anyone or any firm outside the Company unless (i) the outside firm requires the information in order to perform services for the Company and is bound to maintain its confidentiality; (ii) when the client has consented or been given an opportunity to request that the information not be shared (iii) as required by law, or (iv) as authorized by the Chief Compliance Officer or President.

Information regarding investor orders must not be used in any way to influence trades in personal accounts or in the accounts of other clients, including those of other employees. Trading ahead of investment orders, known as “frontrunning,” is prohibited.  If an employee reasonably believes that improper trading in personal or client accounts has occurred, the employee must report such conduct to the Chief Compliance Officer or President.

L.	Annual Certification of Compliance With Code of Ethics

All officers and employees are required to certify annually to the Company that they have received this Code of Ethics and that they recognize that they are subject to it. A form of certificate is attached.

Initial Report of Personal Securities Holdings

Employee Name:	__________________________________

I hereby certify to Caritas Capital, LLCthat the following is a complete report of my personal securities holdings as of the date specified:

Holdings as of: _______________, 20__

Title and Type of Security	Ticker Symbol or CUSIP No.	Number of Shares or Principal Amount

Signed:	__________________________________	Date Submitted: _______________, 20__

Holdings may be listed individually or by cross-reference to duplicate brokerage statements that are attached to this certificate. All securities holdings, including private placement securities, should be included.

Quarterly Report of Personal Securities Transactions

Employee Name:	__________________________________

I hereby certify to Caritas Capital, LLCthat the following is a complete report of my personal securities transactions during the three months ended _______________, 20__:

Transaction Date
Title of Class
Ticker Symbol or CUSIP No.
Interest Rate
Maturity Date
Number of Shares
Principal Amount
Purchase or Sale?
Transaction Price
Broker Name

Transaction Date
Title of Class
Ticker Symbol or CUSIP No.
Interest Rate
Maturity Date
Number of Shares
Principal Amount
Purchase or Sale?
Transaction Price
Broker Name

Transaction Date
Title of Class
Ticker Symbol or CUSIP No.
Interest Rate
Maturity Date
Number of Shares
Principal Amount
Purchase or Sale?
Transaction Price
Broker Name

Transaction Date
Title of Class
Ticker Symbol or CUSIP No.
Interest Rate
Maturity Date
Number of Shares
Principal Amount
Purchase or Sale?
Transaction Price
Broker Name

Signed:	__________________________________	Date Submitted: _______________, 20__

Holdings may be listed individually or by cross-reference to duplicate brokerage statements that are attached to this certificate. All securities transactions during the period, including those in private placement securities, should be included.

Certification of Receipt

of

Code of Ethics

I, ___________________________, hereby certify to Caritas Capital, LLC (the “Company”), that:

1.	The Company has provided me with a copy of the Company’s Code of Ethics (the “Code of Ethics”);

2.	I recognize that I am subject to the Code of Ethics.

Signature:	_________________________

Printed Name:	_________________________

Date:	____________________, 20_